Exhibit 4.7
Terms and Conditions
For Incentive or New Hire Options granted to
Senior and Executive Management
under the ASML Stock Option Plan
(Version July 2007)

Related documents
In these Option Conditions reference is made to the following documents:
- ASML Stock Option Plan (version 2)
- ASML Insider Trading Rules
These documents may be consulted on the ASML Intranet.

TERMS AND CONDITIONS FOR INCENTIVE OR NEW HIRE OPTIONS GRANTED TO SENIOR AND EXECUTIVE MANAGEMENT UNDER THE ASML STOCK OPTION PLAN — (Version July 2007)	2 of 10

Article 1 — Definitions
In these Option Terms and Conditions and in related documents, the following terms shall have the meanings as defined in this Article, unless explicitly stated otherwise.

ASML	:	ASML Holding N.V., having its business address at De Run 6501 in Veldhoven;

ASML Group Company	:	an affiliated company of ASML, in which the affiliation is determined by section 24c of Book 2 of the Dutch Civil Code, irrespective of the jurisdiction of such company and irrespective of the place where it has its registered office;

Date of Grant	:	the date on which the Option is granted in writing, which date is fixed at July 20th, 2007;

Embargo Period	:	the period from July 20th, 2007 up to and including July 19th, 2010;

Employee	:	a natural person who on the Date of Grant is employed by ASML in job grades 92 through 95 and who is on her or an ASML Group Company’s payroll on that date;

Employer	:	ASML or ASML Group Company that employs Employee on the Date of Grant;

Exercise Price	:	the price for which Option Holder may acquire one Share upon the exercise of one Option;

Option	:	a right granted by Employer to Option Holder to acquire one Share at the end of the Option Period or the Revised Option Period against payment of the Exercise Price during the Option Period. Options granted to United States residents or citizens will give such Option Holders the right to acquire Shares quoted on the NASDAQ while Options granted to all other Option Holders will give the right to acquire Shares quoted on the AEX;

Option Conditions	:	the present Terms and Conditions for Incentive or New Hire Options granted to Senior and Executive Management under the ASML Stock Option Plan – version July 2007,

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including any modifications subsequently introduced herein in conformity with the same;

Option Holder	:	the holder of an Option, being the person to whom an Option has been granted in writing and who at the time of granting of such Option is an Employee of ASML or who has become the holder of such Option by virtue of being Employee’s heir;

Option Period	:	the period during which the Option may be exercised;

Option Rules	:	the ASML Stock Option Plan (version 2) including any modifications subsequently introduced therein in conformity with the same, on which these Option Conditions are based;

Revised Option Period	:	the applicable Option Period for all – or a part of – the Options after approval by Employer of a request by Option Holder as mentioned in Article 8;

Share	:	an ordinary share with a nominal value of EURO 0.02 (two EURO Cents) in the share capital of ASML, which share is listed on the Euronext Amsterdam (“AEX”) in the Netherlands, or the NASDAQ Stock Market (“NASDAQ”), New York City, New York, USA, which share is acquired by Option Holder by exercising an Option granted under these Option Conditions;

Termination for Cause	:	Cause shall mean (i) any act of personal dishonesty taken by Employee in connection with his or her responsibilities as Employee and intended to result in a personal enrichment of Employee, (ii) conviction of a felony, (iii) a willful act by Employee that constitutes gross misconduct and is injurious to Employer, and (iv) continued violations by Employee of his or her obligations to Employer which are demonstrably willful and deliberate on his or her part after (a) there has been delivered to Employee a written demand for performance from Employer that describes the basis for the belief that he or she has not substantially performed his or her duties set forth in specific goals to cure such defaults, and (b) he or she has been given 30 (thirty) days during which he or she has been unable to

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cure such failure to perform his or her duties. For Employees who are resident in the Netherlands, the term Cause shall have the meaning as stated in section 7:677 in conjunction with section 7:678 of the Dutch Civil Code at that time.
The terms defined above in the singular or in the plural shall also comprise the plural and vice versa, unless in the case concerned it can be inferred otherwise from the text of the Option Conditions.
Article 2 — Scope and Object
These Option Conditions are part of the Option Rules and contain the terms and conditions that are applicable to Option Holder pursuant to Article IV of the Option Rules.
Option Holder is aware of the fact that the value of the shares may fluctuate, and that ASML does not guarantee that Option Holder shall derive any benefit from the Options granted under this ASML Stock Option Plan – version July 2007.
Nothing in these Option Conditions or related documents by themselves or in combination shall be construed as an expressed or implied contract of employment or a guarantee of continued future employment.
Article 3 — Acquisition of Options
Employee is granted Options under these Option Conditions on the Date of Grant by Employer. The Options are granted in writing.
Article 4 — Acceptance of the Options
4.1	The Options shall be granted under the dissolving condition that within 10 (ten) days after the Date of Grant, Employee does not inform Employer in writing that Employee does not wish these Options to be granted to Employee;

4.2	By not rejecting the grant as described in paragraph 1 of this Article, Employee accepts all of the Options granted pursuant to these Option Conditions;

4.3	Effective from the Date of Grant an Option Agreement will come into existence, unless Employee has rejected the Options as described in paragraph 1 of this Article.

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Article 5 — Option Period
5.1	The Option Period shall be 10 (ten) years, counting from the Date of Grant and shall thus end on July 19th, 2017;

5.2	Options may only be exercised within the Option Period;

5.3	Options that have not been exercised within the Option Period shall lapse after the expiration of the Option Period;

5.4	Notwithstanding the provisions of paragraphs 1 through 3 of this Article, the Option Period may be extended under the circumstances as referred to in Article 8.5 by a maximum period of 12 (twelve) months.
Article 6 — Exercise Price
The Exercise Price shall be equal to the closing price “cum dividend” of an ordinary ASML Share on the Euronext Amsterdam (“AEX”) in the Netherlands on the Date of Grant. For United States residents or citizens, the Euro denominated Exercise Price will be converted into a United States Dollar Exercise Price by taking the Exercise Price defined in the first sentence of this Article and applying the Euro – United States Dollar exchange rate fixing on the Allocation Date as performed by the European Central Bank at or around 14.00 hours C.E.T.;
Article 7 — Transferability of the Option
7.1	The Option shall be strictly non-transferable and may not be encumbered with a pledge;

7.2	Devolution by last will or hereditary succession pursuant to the statutory provisions shall, however, not vitiate the Option;

7.3	Option Holder shall not be permitted to conclude any transaction in relation to the Options on Euronext, Amsterdam, the Netherlands, NASDAQ, New York, United States of America, or any other stock exchange;

7.4	In the event of Option Holder acting in contravention of the provisions of this Article, the Options of such Option Holder shall lapse.

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Article 8 — Exercise of the Option
8.1	The Options may only be exercised on the last day of the Option Period.

8.2	At the request of Option Holder the Option Period may be shortened for all or part of the Options. The Revised Option Period will then replace the Option Period for part or all the Options, whichever the request may be. On the last day of the Revised Option Period Option Holder may exercise the Options for which Option Holder has requested the Revised Option Period. In the written request Option Holder is required to notify Employer of the requested end date of the Revised Option Period.

8.3	A written request for a Revised Option Period during the Embargo Period shall not be honoured by Employer.

8.4	The Options may be exercised only in accordance with established ASML procedures existing at the time of exercise;

8.5	When exercising the Options Option Holder must comply with the “ASML Rules of Conduct concerning Insider Information”, as in force at the time of exercising;

8.6	In case of termination of the employment relationship between Employee and Employer due to Employee’s (i) death, or (ii) incapability to act, the Options may be exercised during the entire Option Period, after the Embargo Period has expired. In case the remaining Option Period, measured from the moment of termination for aforementioned reasons, consists of less than 12 (twelve) months, the Option Period will be extended such that the remaining Option Period will be at least 12 (twelve) months counting from the date of the termination. Therefore, if the date of termination for reasons mentioned in the first sentence of this Article, falls within 12 (twelve) months before the end of the Option Period as defined in Article 5.1, the Option Period will effectively be prolonged beyond the period as defined in Article 5.1;

In case of termination of the employment relationship between Employee and Employer due to Employee’s (iii) retirement or (iv) occupational disability (within the meaning of the Dutch Disablement Benefits Act [Wet op de Arbeidsongeschiktheids-verzekering]), the Options may be exercised during the entire Option Period, after the Embargo Period has expired;

Retirement for these Option Conditions is defined as (a) leaving the employment of Employer at the age of 55 (fifty five) years or later in case Employee is eligible to (early) retirement payments paid by a State, Federal or private pension fund, or (b) leaving the employment of Employer under the “Rule of 65” without being eligible to (early) retirement payments paid by a State, Federal or private pension fund.

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The “Rule of 65” determines that Employee is deemed to retire for these Option Conditions in case Employee leaves the employment of Employer at the age of 55 (fifty five) years after 10 (ten) years of continued employment with ASML, ASML Group Company or her legal predecessors. For every additional year in excess of 55 (fifty five) years of age, Employee is required to have one year less of continued employment, until the age of 65 (sixty five) years. Employee is deemed to retire for these Option Conditions in case Employee leaves the employment of Employer at the age of 65 (sixty five) years with one or less years of continued employment with ASML, ASML Group Company or her legal predecessors. Paragraph 9 of Article 8 is not applicable;

8.7	If, during the Option Period, Employee is terminated for Cause by Employer or Employee is terminated by Employer on account of another reason imputable to Employee, regardless of whether employment activities have been terminated, any Options not yet exercised shall lapse forthwith. All Options that have thus become null and void will do so without Option Holder being entitled to any compensation in this respect from Employer or another ASML Group Company. Paragraph 9 of Article 8 is not applicable;

8.8	In case of termination of the employment relationship between Employee and Employer for reasons other than those mentioned in paragraph 6 or 7 of Article 8, without immediate re-employment of Employee by Employer or another ASML Group Company, all Options granted which are not exercised at the time of termination of the employment relationship shall lapse forthwith, insofar as paragraph 9 of Article 8 is not applicable. All Options that have thus become null and void will do so without Option Holder being entitled to any compensation in this respect from Employer or another ASML Group Company;

8.9	In case of termination of the employment relationship between Employee and Employer as described in paragraph 8 of Article 8, other than being voluntary termination by Employee, the following “90 day rule” will apply.

The “90 day rule” determines that exercisable options may be exercised for a period 90 days from the Date of Notice, the Date of Notice being the date on which the Formal Notice Period commences. In the absence of a Formal Notice Period exercisable options may be exercised for 90 days from the Date of Termination, the Date of Termination being the date on which the employment relationship between Employee and Employer is terminated. Options that become exercisable after the expiration of the embargo period during the 90 day period may be exercised until the end of the 90 day period as stipulated in this paragraph.

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8.10	The Options may be exercised by Option Holder for the total number allocated or in tranches of 100 or multiples thereof (with the exception of the last tranche), with the provision that each exercise must take place within the Option Period, provided such exercise is not in conflict with the provisions of Article 11.
Article 9 — Dilution of Capital
9.1	If at any time the issued capital of ASML increases, for instance as a result of (i) a resolution to issue shares with a pre-emption right for the holders of the Shares at that time outstanding, (ii) a stock dividend, or (iii) a capitalisation of reserves, the Exercise Price and/or the number of Options allocated may be adjusted in such a manner as the Board of Management shall then decide;

9.2	The adjustments by the Board of Management as referred to in Article 9.1 shall be binding after an independent accountant, and member of the Netherlands Institute for Registered Accountants [Nederlands Instituut voor Register Accountants], has issued a certificate stating that the adjustments have been determined in a reasonable manner. Adjustment of the Exercise Price and or the number of Options shall take place on the day preceding the day on which notice was given of the aforementioned resolutions. Any tax and/or social insurance contributions payable as a result of the above shall be for the account of Option Holder;

9.3	An adjustment of the Exercise Price and/or the number of Options allocated and the computation upon which the same are based shall be notified as soon as possible to Option Holder in writing.
Article 10 — Taxes and Costs
10.1	All taxes and/or social insurance contributions payable as a result of the Options allocated and/or as a result of Option being owned and/or exercised by Option Holder or Option Holder’s heirs, including possible consequences of an amendment of the Option Conditions, shall be entirely for the account of Option Holder or Option Holder’s heirs as the case may be;

10.2	Option Holder, or Option Holder’s heirs as the case may be, shall be liable for all the costs relating to the exercise of Options, including but not limited to costs charged by stock brokers in connection with the acquired Shares resulting from the exercise of Options and the contiguous sale of such Shares;

10.3	Costs relating to the issue and/or acquisition of Shares in the capital of ASML shall be for the account of ASML.

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Article 11 — Prevention of Insider Trading
Option Holder who, by not rejecting the Options granted as mentioned in Article 4, accepts the Option Conditions, shall at the same time, be deemed to accept the applicable “ASML Rules of Conduct concerning Insider Information” and to act accordingly.
Article 12 — Notices
12.1	Notices which must be given by ASML to Option Holder pursuant to or in connection with the Option Rules and/or the Option Conditions shall be regarded as correctly addressed if sent to the address of Option Holder as recorded in the Human Resources & Organisation Staff Records of the ASML Group Company;

12.2	Notices which must be given by Option Holder to ASML pursuant to or in connection with the Option Rules and/or the Option Conditions shall be regarded as correctly addressed if sent to the address of ASML as listed with the Chamber of Commerce, for the attention of the ASML Stock Option Administrator.
Article 13 — Disputes
13.1	The Option Rules, the Option Conditions, the annexes thereto, and all further documents relating to the Option Rules and/or the Option Conditions shall be governed by the laws of the Netherlands;

13.2	All disputes arising from the Option Rules, the Option Conditions, the annexes thereto, and further documents relating to the Option Rules and/or the Option Conditions, shall in the first instance, be settled by the District Court of Eindhoven.
Article 14 — Amendments
14.1	The Board of Management shall have the power to amend the Option Rules and/or Option Conditions or add further provisions to the same at any time;

14.2	Option Holder shall be informed of any amendments or measures as referred to in this Article in good time, in writing.

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